Exhibit (b)(2)

From:	Coöperatieve Centrale Raiffeisen-Boerenleenbank B.A. (trading as Rabobank International) as Agent (as defined below) for and on behalf of the other Finance Parties (as defined below)

To:	Acorn B.V. as Parent (as defined below) for itself and as agent for the other Obligors party to the Senior Facilities Agreement (each as defined below) Oudeweg 147 2031 CC Haarlem The Netherlands

6 June 2013

Dear Sirs

Project Oak – Amendment to Senior Facilities Agreement (as defined below)

1.	Background

(a)	We refer to the EUR3,300,000,000 senior facilities agreement between, among others, Acorn B.V. as parent (the “Parent”), Oak Leaf B.V., Banc of America Securities Limited, Citigroup Global Markets Limited, Morgan Stanley Bank International Limited and Coöperatieve Centrale Raiffeisen-Boerenleenbank B.A. (trading as Rabobank International, London branch) as joint global coordinators and bookrunners and as mandated lead arrangers and Coöperatieve Centrale Raiffeisen-Boerenleenbank B.A. (trading as “Rabobank International”) as agent (the “Agent”) dated 12 April 2013 (the “Senior Facilities Agreement”).

(b)	This letter is supplemental to, and amends, the Senior Facilities Agreement.

2.	Definitions and Interpretation

(a)	Unless otherwise defined in this letter, capitalised terms shall have the meanings ascribed to them in the Senior Facilities Agreement.

(b)	The principles of construction set out in the Senior Facilities Agreement shall have effect as if set out in this letter in full.

3.	Amendments and waivers

3.1	Pursuant to Clause 43 (Amendments and Waivers) of the Senior Facilities Agreement, the Lenders and the Arranger have consented to the amendments, waivers and agreements contemplated by this letter. Accordingly, we are authorised to execute this letter on behalf of the Finance Parties.

3.2	The Lenders and the Arrangers acknowledge the amendments made to the Merger Protocol (as set out in the version delivered to the Arrangers on 6 June 2013) and agree that those amendments are not materially prejudicial to the interests of the Finance Parties for the purposes of paragraph (m) of Clause 27.31 (The Offer) of the Senior Facilities Agreement.

3.3	With effect from the date on which this letter is countersigned by you, the Senior Facilities Agreement shall be amended as follows.

(a)	The following provisions of page 1 of the Senior Facilities Agreement:

“(1) ACORN B.V., a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) incorporated under the laws of The Netherlands, having its statutory seat in Amsterdam, The Netherlands and registered with the chamber of commerce under number 57584281 (the “Parent”);

(2) OAK LEAF B.V., a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) incorporated under the laws of The Netherlands, having its statutory seat in Amsterdam, The Netherlands and registered with the chamber of commerce under number 57585083 (the “Company”);”

shall be deleted and replaced with:

“(1) ACORN B.V., a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) incorporated under the laws of The Netherlands, having its statutory seat in Amsterdam, The Netherlands and registered with the chamber of commerce under number 57584281 (the “Parent” and the “Original Guarantor”);

(2) OAK LEAF B.V., a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) incorporated under the laws of The Netherlands, having its statutory seat in Amsterdam, The Netherlands and registered with the chamber of commerce under number 57585083 (the “Company” and the “Original Borrower”);”

(b)	The words “HSBC plc” in the definition of “Base Reference Banks” shall be deleted and replaced with “HSBC Bank plc”.

(c)	The definition of “Merger Protocol” shall be deleted and replaced with:

“Merger Protocol” means the merger protocol to be entered into between the Target and the Company relating to the offer substantially in the form of the version delivered to the Arrangers on 6 June 2013.

(d)	Paragraph (b) of the definition of “Permitted Share Issue” shall be deleted and replaced with the following:

“shares by a member of the Group to one or more other members of the Group provided that if the existing shares of the Subsidiary are the subject of the Transaction Security the newly-issued shares also become subject to the Transaction Security on the same terms.”

(e)	The words “paragraphs (ii) and (iii)” in paragraph (b) of Clause 4.5 (Escrow Account) shall be deleted and replaced with “paragraphs (a)(ii) and (a)(iii)”.

(f)	The words “an amount equal to” in paragraphs (b)(i) and (b)(ii) of Clause 5.3 (Currency and amount) shall be deleted and replaced by the words “a minimum amount of”.

(g)	The reference to “FSA” in the definition of “Floatation” in Clause 12.2 (Disposal, Financing, Floatation, Insurance and Report Proceeds and Excess Cashflow) shall be replaced with a reference to “FCA”.

(h)	The definition of “FSA” in Clause 12.2 (Disposal, Financing, Floatation, Insurance and Report Proceeds and Excess Cashflow) shall be replaced with the following definition:

“FCA” means the Financial Conduct Authority acting in accordance with Part 6 of the Financial Services and Markets Act 2000.

(i)	The words “Floatation Proceeds or” in paragraph (b)(ii) of Clause 12.3 (Application of mandatory prepayments and cancellations) shall be deleted and the words “, Floatation Proceeds” shall be added to paragraph (b)(i) of Clause 12.3 (Application of mandatory prepayments and cancellations) after “Insurance Proceeds”

(j)	The words “Reinvestment Amounts” in Clause 12.4 (Mandatory Prepayment Accounts and Holding Accounts) shall be deleted and replaced by the words “Reinvestment Proceeds”.

(k)	The words “but less than” shall be deleted in paragraph (a)(i) of Clause 17.5 (Utilisation Fee) and replaced with the words “or less than”.

(l)	The following new paragraph (ii) shall be added to the definition of “Basel III” in paragraph (b) of Clause 19.1 (Increased costs):

“the rules for global systemically important banks contained in “Global systemically important banks: assessment methodology and the additional loss absorbency requirement – Rules text” published by the Basel Committee on Banking Supervision in November 2011, as amended, supplemented or restated; and”

and the subsequent paragraph shall be renumbered accordingly.

(m)	The definition of “Relevant Period” in Clause 26.1 (Financial definitions) shall be deleted and replaced with the following:

“Relevant Period” means each period of twelve months, or, in the case of paragraph (a) of Clause 26.2 (Financial condition), such shorter period commencing on the first Utilisation Date, ending on or about the last day of the Financial Quarter and each period of twelve months ending on or about the last day of each Financial Year.”

(n)	The following words shall be added after the words “Neither the Parent nor” in Clause 27.10 (Holding Company):

“, until such time as the Company has merged with the Target,”.

(o)	Clause 27.31(l)(ii) shall be deleted and replaced with the following:

“amend, vary, novate, supplement supersede, waive or terminate any condition or material term of the Offer, including without limitation the offer price and rights to terminate the Offer, without the consent of the Arranger (save that the Arrangers consent shall not be required for any extension of the term of the Offer to a date falling at least 15 Business Days prior to 1 November 2013).”

(p)	The following wording shall be added after the words “paragraph (b)” in paragraph (b)(ii) of Clause 28.7 (Insolvency Proceedings):

“or paragraph (e)”.

4.	Hedging Agreements

Notwithstanding the terms of the Hedging Letter, we agree that, for the purposes of the definitions of LIBOR and EURIBOR in the Hedging Agreements only, the terms of the Hedging Agreements shall prevail over the terms of the Senior Facilities Agreement.

5.	Miscellaneous

5.1	Continuing Obligations

(a)	From the date on which this letter is countersigned by you, the Senior Facilities Agreement and this letter will be read and construed as one document.

(b)	The provisions of the Senior Facilities Agreement and the other Finance Documents shall, save as amended by this letter, continue in full force and effect.

5.2	Counterparts

This letter may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of this letter.

5.3	Third Party Rights

A person who is not a party to this letter has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce or to enjoy the benefit of any term of this letter.

5.4	Finance Document

In accordance with the Senior Facilities Agreement, the Agent and the Parent designate this letter as a Finance Document.

5.5	Incorporation of Terms

The provisions of Clauses 39 (Notices), 41 (Partial Invalidity), 42 (Remedies and Waivers) and 47 (Enforcement) of the Senior Facilities Agreement shall be incorporated into this letter as if set out in full in this letter and as if references in those Clauses to “this Agreement” or “the Finance Documents” were references to this letter.

5.6	Governing Law

This letter and any non-contractual obligations arising out of or in connection with it are governed by English law.

[INTENTIONALLY LEFT BLANK, SIGNATURES APPEAR ON THE FOLLOWING PAGES]

Please confirm your agreement to the above by signing and returning the enclosed copy of this letter.

Yours faithfully

/s/ S. Jurjens-Schoonhoven /s/ M. van Dort
For and on behalf of

COÖPERATIEVE CENTRALE RAIFFEISEN-BOERENLEENBANK B.A. (TRADING AS “RABOBANK INTERNATIONAL”)

as Agent for and on behalf of the Finance Parties

We acknowledge, agree and accept the terms of this letter.

/s/ Joachim Creus /s/ Markus Hopmann
For and on behalf of

ACORN B.V.

as Parent for itself and as agent for the other Obligors party to the Senior Facilities Agreement